Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated October 29, 2021 with respect to the consolidated financial statements of E-Home Household Service Holdings Limited, for the years ended June 30, 2021 and June 30, 2020 in this Amendment No.4 of Registration Statement on Form F-3 of E-Home Household Service Holdings Limited and the related Prospectus of E-Home Household Service Holdings Limited filed with the Securities and Exchange Commission.

/s/ TPS Thayer LLC

TPS Thayer LLC

Sugar Land, Texas

February 17, 2022